Immune Therapeutics Inc.
Corporate Code of Conduct and Ethics
Effective Date: August 14, 2017

Introduction

The Immune Therapeutics, Inc. (herein referred to as "we," "us," "our," "IMUN," or "Company") uses the US Corporate Code of Conduct and Ethics as the cornerstone of our corporate compliance program (the "Code"). IMUN is committed to conducting all Company business with integrity and according to the highest ethical standards. The Code reflects our core principles of business conduct and ethics and is intended to be a guide to all full- and part-time employees, consultants, agents, and all third parties otherwise engaged by the Company or its agents (herein referred to individually as "employee" or collectively as "employees") of IMUN as to the conduct that is expected of them. The Code is publicly available on our website.

The standards set forth in the Code apply to us all. Every employee of the Company must acknowledge his/her/its review of, and agree to comply with, the Code as a condition of his/her/its relationship with the Company. All members of the Company's senior management ("Management") must also acknowledge that they have reviewed and agree to comply with the Code.

The ultimate responsibility for maintaining the Code rests with each individual. It is the responsibility of each person to conduct himself/herself/itself in an ethical business manner. If anyone violates these standards, he/she/it can expect a disciplinary response, up to and including termination of any employment or other relationship with IMUN. If you know of any breach of the Code, you are obligated to report all violations to the Compliance Officer.

While it is impossible for this Code to describe every situation that may arise, these standards are guidelines that should govern everyone's conduct at all times. The key to compliance with the Code is exercising good judgment. If you are confronted with situations not covered by this Code, or have questions regarding the matters that are addressed in the Code, you are urged to consult with your manager or the Compliance Officer.

The provisions of the Code regarding the actions the Company may take in conducting its business are guidelines that IMUN intends to follow. There may be circumstances, however, in which the Company may determine it requires different measures or actions than as prescribed in the Code. In such cases, the Company may act in its best judgment while still attempting to fulfill the principles underlying this Code.

Management sets an example for other employees and is often responsible for directing the actions of others. As such, Management has a special duty to take necessary actions to ensure compliance, provide guidance, and assist employees in resolving questions concerning the Code. Management must also permit employees to express any concerns regarding compliance with the Code. No one has authority to order another employee to act contrary to the Code.

I. GENERAL REQUIREMENTS

The Code states our commitment, as a company and as individuals, to conduct our business in conformity with appropriate legal and ethical standards. Everyone is expected to:

- Be honest, fair, and accountable in all business dealings and obligations;
- Ensure the ethical handling of conflicts of interest between personal and professional relationships;
- Provide full, fair, accurate, timely and understandable disclosure in public communications made by IMUN;
- Comply with applicable governmental laws, rules and regulations;
- Promptly report internally to either the Compliance Officer or the Legal Department all violations of the Code; and
- Be accountable for adherence to the Code.

In addition to the standards described in the Code, each employee must abide by all other Company policies. Each employee is bound by the terms and conditions of his/her/its offer letter or employment agreement with the Company, but the Code replaces any policies, rules, or guidance by IMUN that may be less restrictive. Any violation or breach of any provision of Company policies or employment, consulting or agent agreements may result in separate disciplinary and/or legal action directly by the Company to protect the Company's rights, and an employee's compliance with the Code provides no defense in that regard.

II. CONFLICTS OF INTEREST

Employees should avoid any situation that may involve, or even appear to involve, a conflict between personal interests or interests of immediate family members and the interests of IMUN. Cases involving potential conflicts of interest will be disclosed to the public in company filings. In dealings with current or potential partners, customers, suppliers, contractors, organizations, competitors and the medical community in general, employees should act in the best interest of IMUN to the exclusion of anyone's personal advantage. If it is discovered that a third party agent has received payment from both IMUN and any current or potential partners, customers, suppliers, contractors, organizations, or competitors without disclosing this information to IMUN, the third party agent's contract shall be automatically canceled and considered null and void.

Since no single policy can cover all conflict of interest situations that may be encountered and judgment is involved in determining whether such a conflict exists, you should consult with

the CEO, COO or CFO and, where necessary, the Legal Department prior to engaging in any dealing to determine whether your personal interest may conflict with the interests of IMUN. Examples of situations that should be avoided include:

- Having an undisclosed financial interest in a competitor or any entity that does or seeks to do business with IMUN;

- Serving as a director, officer, employee of an actual competitor;

- Having a significant undisclosed interest in a transaction when you know that IMUN is actively engaged in pursuing the transaction;

- Diverting to yourself directly or indirectly any business opportunity in which IMUN has, or may have, an interest;

- Conducting business for IMUN with any company in which your immediate family member is a principal or officer, unless disclosed and approved in advance by the Board of Directors;

- Using company property or information in your position at IMUN for your own personal gain;

- Receiving any loan or advance from IMUN other than customary advances or corporate credit in the ordinary course of business; or

- Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business, or seeks to do business with us.

You should make prompt and full written disclosure to the Company Management of any situation that may involve a conflict of interest. The Company Management will review and take action on any such disclosure in consultation with the Legal Department.

III. PROTECTION AND PROPER USE OF COMPANY ASSETS

Proper protection and use of Company assets and assets entrusted to it by others, including proprietary information, are fundamental responsibilities of each employee of IMUN. You must comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. These provisions also apply to property (including proprietary and confidential information) of others entrusted to IMUN.

A. Proper Use of Company Property

IMUN's funds, products, property and services are its property and remain IMUN's property after an individual's employment or directorship terminates. The removal of IMUN's property from its facilities without prior authorization from the Chief Financial Officer is prohibited.

IMUN provides computers, data bases, clinical data, IP, voice mail, electronic mail and Internet access to certain employees for the purpose of achieving the Company's business objectives. Employees should take care not to use these resources for an illegal purpose or in any manner that is contrary to the Company's policies or the standards embodied in the Code. The Company has the right to access and retain any information created, sent or contained in any of the Company's computers, voice or e-mail systems.

The proper use of Company's assets includes the use of materials created by other entities and licensed to IMUN. You may not make copies of, resell, or transfer any copyrighted material clinical data, formulations, publications, software, articles, databases, etc. unless specifically authorized to do so under the applicable license agreement or non-disclosure agreement between you and the Company.

B. Confidential Information

We provide you with confidential information relating to IMUN and its business with the understanding that such information shall be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company, its shareholders, or its customers if disclosed. You may not disclose our confidential information to an unauthorized third party or use our confidential information for your own personal benefit.

C. Accurate Records and Reporting

We are required by law to keep books, records and accounts that accurately and fairly reflect all transactions, dispositions of assets, and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations, and criteria for preparing financial statements. We have also developed and maintain a set of controls and procedures to ensure that all of the information required for preparing government reports is recorded, processed, summarized, and reported accurately and timely. Since the integrity of our financial statements and external reports depends on the integrity of IMUN's internal reports and record keeping, you must adhere to the highest standards of care with respect to our internal records and reporting. If you believe our books and records are not in accord with these requirements, you should immediately report the matter to the Chief Financial Officer.

D. Document Retention

Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies. In addition, any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter, or lawsuit may not be discarded, concealed, falsified, altered, or otherwise made unavailable, once you have become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter, or lawsuit. Employees are expected to comply with applicable laws and regulations regarding document

retention and any IMUN policy that may be established and/or amended from time to time.

E. Corporate Advances

Laws may prohibit IMUN from loaning money to you except in limited circumstances. It is a violation of the Code for you to advance Company funds to any other employee or to yourself except for usual and customary business advances, which are approved by Management or pursuant to a corporate credit card for usual and customary business purposes. Company credit cards are to be used only for authorized business purposes. You will be responsible for any unauthorized charges to a Company credit card.

IV. FAIR DEALING PRACTICES

We pride ourselves in competing aggressively and strive to outperform our competition fairly and honestly. We seek to outperform our competition through superior performance and not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult the Compliance Officer. You are expected to deal fairly with our collaborators, suppliers, employees and anyone else with whom you have contact in the course of performing your job.

A. Gifts

The receipt and provision, as a normal business courtesy, of gifts or entertainment (including meals), while common and acceptable in some industries, is subject to additional regulations and restrictions in the healthcare industry, particularly with respect to interactions between pharmaceutical companies and healthcare professionals. In addition, many government agencies have policies which prohibit the receipt of even small gifts. Under some laws and regulations, such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction.

Offering, giving, soliciting or receiving any form of bribe to or from an employee of a customer or supplier to influence that employee's conduct is strictly prohibited. Gifts and entertainment may not be offered, provided or accepted in violation of any applicable law, regulation, or government policy. Gifts and entertainment also may not be offered, provided, or accepted by any employee directly or indirectly, unless consistent with customary and lawful business practices and IMUN's policies and <u>not</u> (i) of more than nominal value (less than $100), (ii) in cash or a cash equivalent (e.g. gift cards), (iii) made or received on a frequent basis, or (iv) affect, or is likely to be perceived by others to affect, the employee's judgment or actions in the performance of his/her/its duties.

B. Competitive Practices

Although the free enterprise system is based upon competition, rules have been imposed stating what can and cannot be done in a competitive environment. Certain practices can lead to liability for "unfair competition" and should be avoided, including disparagement of competitors, disrupting a competitor's business, or making misrepresentations about the nature, price, quality, or character of IMUN's services and products. Employees may only describe our services and products based only on their Company-approved documented specifications, not based on anecdote or disagreement with our product specifications.

C. Political Contributions

Company funds, products, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government.

V. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

IMUN seeks to comply with both the letter and the spirit of the laws and regulations of the countries, states, and cities in which it operates. Employees must comply with all applicable laws, rules and regulations in performing your duties. Violation of laws or regulations could result in individual indictment, prosecution and penalties and the Company could be subject to the same. If you violate any laws, whether or not described in this policy, in performing your duties for the Company, you may be subject to immediate disciplinary action, including possible termination of your employment, consulting or agency agreement or affiliation with the Company.

A. Employment Laws

IMUN complies with all employment laws including Equal Opportunity Laws, Anti-Harassment and Anti-Discrimination laws as described in the Company's employee handbook. IMUN makes employment-related decisions without regard to a person's race, color, religion, creed, national origin or ancestry, ethnicity, sex, gender (including gender identity, expression, nonconformity and status as a transgender or transsexual individual), age, physical or mental disability, pregnancy, citizenship, past, current or prospective service in the uniformed services, genetic information, sexual orientation, affectation orientation, marital status, civil union status and domestic partnership status, atypical hereditary cellular or blood trait, or any other category or characteristic protected by law. "Employment decisions" generally mean decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well. IMUN encourages you to bring any problem, complaint or concern regarding any alleged employment discrimination to the attention of the Legal Department or your manager.

If you have concerns regarding conduct you believe is discriminatory, you should contact the Legal Department.

B. Health, Safety & Environment Laws

Health, safety, and environmental responsibilities are fundamental to IMUN's values. Employees are responsible for ensuring that IMUN complies with all provisions of the health,

safety, and environmental laws of the United States, any states and/or other countries where IMUN does business. The penalties that can be imposed against IMUN and its employees' failure to comply with health, safety, and environmental laws can be substantial and include imprisonment and fines.

C. GXP Regulations and standards

Good Manufacturing Practices (GMP) and our research regulate the manufacturing of our products. Development activities are guided by Good Clinical Practices (GCP) and Good Laboratory Practices (GLP). IMUN strives to achieve a state of sustainable and substantial development and supply of products by meeting or exceeding applicable regulations, regulatory guidance and expectations of regulatory health authorities.

E. Foreign Corrupt Practices Act

Under the Foreign Corrupt Practices Act ("FCPA"), employees of the Company are prohibited from making certain gifts to foreign officials. "Foreign officials" include not only persons acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, but also representatives of international organizations, foreign political parties and candidates for foreign public office as well as companies or organizations that are partially or wholly owned by governments or governmental organizations. The gift is "corrupt" under the FCPA if it is made for the purpose of:

- Influencing any act or decision of a foreign official in his official capacity;
- Inducing a foreign official to do or omit to do any act in violation of his lawful duty;
- Inducing a foreign official to use his position to affect any decision of the government; or
- Inducing a foreign official to secure any "improper advantage."

A gift is still "corrupt" even when paid through an intermediary. Any employee who have any questions whatsoever as to whether a particular gift might be "corrupt" under the FCPA, please contact the Legal Department.

VI. REPORTING VIOLATIONS AND OUR NON-RETALIATION POLICY

A. Obligation to Make Reports and Procedures

If you have any information or knowledge regarding the existence of any violation or suspected violation of the Code, you have a duty to report in good faith the violation or suspected violation to Company Management, Board of Directors or Legal Department. Failure to make a good faith report of suspected or actual violations is itself a violation of the Code. Reports may be made on a completely confidential and anonymous basis. To the extent any investigation is necessitated by a report, IMUN will endeavor to keep the proceedings and your identity confidential to the fullest extent permitted by applicable law and the

surrounding circumstances.

B. Anti-Retaliation Pledge

If you report in good faith a suspected violation under the Code by IMUN (or its agents acting on behalf of IMUN) or raise issues or concerns regarding IMUN's business or operations to the Management, Board of Directors or Legal Department, you may not be fired, demoted, reprimanded or otherwise harmed based on your reporting of the suspected violation, issues or concerns. In addition, if you report in good faith a suspected violation under the Code which you reasonably believe constitutes a violation of a federal statute by IMUN, or its agents acting on behalf of IMUN, to a federal regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment based on the reporting of the suspected violation, regardless of whether the suspected violation involves you, your supervisor or senior management of IMUN. This anti-retaliation pledge will protect you for your good faith reporting of the suspected or actual violation, but does not extend protection or provide a defense in the event of your own poor performance or violation or breach of the Code or the policies set forth in the Company's policies or employee, consultant, and/or agent agreements.

VII. PHARMACEUTICAL INDUSTRY STANDARDS AND GUIDANCE

A. OIG Compliance Guidance

The OIG Compliance Program Guidance for Pharmaceutical Manufacturers and P*h*RMA Code set forth key principles on which industry compliance programs are based. IMUN complies with these principles, which are fundamental to IMUN's compliance and ethics program.

Though IMUN is not selling in the United States, as our lead product is only approved internationally, the OIG is a regulatory authority that is responsible for maintaining the integrity of the local healthcare programs in each of the countries in which the Company does business.

The OIG Compliance Program Guidance for Pharmaceutical Manufacturers (the "OIG Compliance Guidance") focuses on establishing and maintaining the following:

- An effective compliance program;
- The integrity of pricing information provided to the government to establish payment amounts; and
- Industry relationships with healthcare professionals and compliance with the laws regulating drug samples.

The OIG in each country will provide us with Compliance Guidance, which provides the

foundation for IMUN's compliance program.

VIII. COMPLIANCE WITH HEALTHCARE LAWS AND REGULATIONS POLICY

A. Product Advertising and Promotion

1. Overview

The primary focus of all Company promotional interactions with healthcare professionals is the communication of accurate and balanced product information that is consistent with approved product labeling. Every aspect of IMUN drug advertising and promotion in the countries is governed by the local regulatory agencies (ex NAFDAC, Medicine and Poison Board, Pharmacy Boards), which administers the regulations. The Company is held to national and international objective standards in making safety and efficacy claims about IMUN's products or those in any other country we are approved in.

Regulatory agencies recognize that there is often scientifically and medically sound product information that is outside product labeling. This information may be valuable to healthcare professionals and often is best known and understood by the pharmaceutical companies that have developed the products. Since companies may only promote their products consistent with product labeling, the agencies have created regulatory provisions that permit companies to disclose off-label information in specific and limited situations that agencies considers to be a *bona fide* scientific exchange. For example, companies may respond to questions from healthcare professionals about information that is outside product labeling, but only if the questions are unsolicited and the answers are scientific, balanced, non-misleading, and responsive to the specific request. The Company may not engage in tactics that solicit or prompt such questions or broaden the initial question asked.

2. Promotional Materials

All materials used in advertising and promotion of a product must be approved in accordance with the procedural documents that define the promotional material review and approval process. Other materials are subject to pertinent policies or procedures setting forth appropriate standards of review. Employees, consultants, agents and/or third parties who support IMUN in creating or approving promotional or informational materials must be familiar with and adhere to all review and content requirements. Employees and others speaking on behalf of the Company, including but not limited to sales representatives, Clinical Educators ("CE's"), Medical Science Liaisons ("MSL's"), and IMUN contracted speakers, may only use materials that have undergone internal review and approval.

Requirements governing the use of product information and product names include the following:

- Material that contains or suggests the name of, or a claim for, an IMUN product cannot be disseminated outside of the Company unless the material has received internal approval. This approval may consist of approval of a template or a type of material. In

all cases, any requirements applicable to the template or type of material must be followed.

- Material developed by a managed care organization, as well as anything published in medical literature, available on the Internet, or derived from any other source cannot be used by any person speaking or promoting on behalf of the Company, unless the material has received IMUN approval.

- Approved materials that are altered, abbreviated or in any other way modified (including highlighting) are considered unapproved materials.

- Expired or rescinded material must not be used.

Materials created and approved for use in promotion, must be balanced and complete, which means that efficacy information must be balanced with appropriate safety and relevant risk information. For each of the Company's products discussed, employees must include a copy of the current prescribing information.

Employees may not solicit, accept or agree to accept any kind of compensation (monetary or in-kind) for the distribution and sale of the Company's products or promotional materials from any party other than IMUN. For example, IMUN employees may not sell IMUN promotional materials or samples over the Internet or through any other medium.

3. The Speaker Program

IMUN engages healthcare professionals as speakers to provide approved information to customers about IMUN products and related disease areas. Speakers are selected because they are qualified to discuss IMUN products based on standard, objective criteria, and attendees are invited because they can benefit from the information presented. (Please see the section below entitled "Fee for Service Engagements: Consultants and Speakers"). Speakers as agents of IMUN are subject to the regulatory rules and regulations with respect to promoting products consistent with labeling and other requirements.

4. Promotional Activities: Exhibits and Displays

Exhibits and displays offer an opportunity for IMUN to provide approved product information to clinical decision makers about IMUN products. As with other forms of product promotion, exhibits and displays must conform to regulatory regulations and guidelines governing product promotion and must be consistent with approved product labeling. Exhibits are also subject to country, federal and state laws, and regulations and other standards governing interactions with healthcare professionals.

B. Appropriate Interactions with Healthcare Professionals, Customers, Third Parties and Competitors.

Interactions between IMUN employees and healthcare professionals, customers, and/or other Third Parties should always focus on the communication of accurate, complete and balanced IMUN product information and relevant scientific information. These interactions must be designed to enhance the practice of medicine and to benefit patients' health. The Company does not approve or permit practices that may be perceived as attempting to buy business and sanctions only those practices intended to facilitate appropriate information-focused interactions.

1. Travel

IMUN may pay reasonable travel-related expenses (airfare, lodging, and meal expenses) for contracted healthcare professionals only if they are consultants traveling to and from an IMUN consultant engagement or advisory board meeting, speakers traveling to and from speaker programs, or trainees traveling to and from a speaker-training meeting. IMUN does not pay travel-related expenses for spouses or guests.

2. Fee-for-Service Engagements: Consultants, Speakers and Trainers

IMUN enters into contracts with healthcare professionals who are medical and/or scientific experts. IMUN may engage a healthcare professional to meet a valid business or scientific need by providing advice about a product or disease state, training an internal audience or creating needed materials. IMUN may also engage healthcare professionals as trainers and as speakers to provide approved information to our customers about IMUN products, product-related procedures and related disease areas.

Payments (or anything else of value) to healthcare professionals and others in a position to influence the purchase, recommendation, or prescription of IMUN products can raise potentially serious legal issues. While reasonable payments for genuine consulting services are legally permissible, sham or token consulting arrangements must not be used to permit inappropriate payments or evade the restrictions that apply to interactions with healthcare professionals who are not consultants or speakers. IMUN may enter into relationships with healthcare professionals to provide advisory, training, or speaker services to the Company only when there are legitimate services being provided that are of real value to the Company and that fulfill a clearly identified need of the Company, and only when the parties have entered into a written agreement that reflects a fair market value payment for such services set in advance.

IMUN requires its consultants and speakers to verify that they are not debarred or excluded from doing business with any government healthcare programs, that they will disclose their financial relationship with IMUN to their employer and/or any institution with which they are affiliated, and that they will not enter into such arrangements with IMUN when prohibited from doing so.

3. Third Party Vendor Engagements

IMUN retains Third Party vendors to assist with the performance of certain activities. These

vendors must comply with all applicable country healthcare program and local regulatory requirements. Employees and Third Party vendors should understand that Third Parties, in performing services on behalf of the Company, must adhere to the same high standards to which the Company itself is bound. Employees who are concerned that a vendor is not conducting its activities in compliance with IMUN policies and procedures should report compliance concerns to the Company or its Legal Department.

4. Interactions with Government Employees

Employee may interact with healthcare professionals with responsibilities at federal government institutions, like UNAID, PATH, NAFDAC, Pharmacy Board and state institutions such as state hospitals and NGO facilities. In addition to the general industry standards for interactions with healthcare professionals, federal and state ethics laws introduce higher standards that apply to healthcare professionals who have responsibilities at government institutions or are government employee. Although many of the governmental ethics laws were not drafted for or targeted specifically at the pharmaceutical industry, they are rules of broad application and govern IMUN's interactions with government employees and agents. IMUN strictly prohibits improper interactions with government employees and agents that may have the intent, or may take on the appearance, of expecting to influence the official's judgment or decisions.

5. Interactions with Competitors

At no time may an Employee unfairly criticize a competitor or its product(s). At no time may an IMUN employee engage in any practice aimed at improperly interfering with a competitor's current or prospective business relationships. Except for certain activities undertaken pursuant to a business alliance, at no time may an employee discuss matters related to business (e.g., prices, discounts, market strategies) or enter into any agreement or understanding regarding such matters, directly or indirectly, with any competitor nor may an employee do anything that might give the appearance of such an agreement or understanding. Communications and actions on business matters pursuant to a business alliance may be undertaken only in accordance with specific rules and processes with respect to such business alliance. Always consult with the Legal Department before undertaking any such activities.

C. Medical Affairs, Medical Information, the Development of Scientific Information about Our Products and Charitable Donations

1. Medical Affairs

The Company is charged with developing and providing unbiased, scientifically accurate and balanced information about products marketed by IMUN in order to support their safe and appropriate use. Our CMO and CSO are also responsible for reviewing information about our products to respond to healthcare professionals' unsolicited questions about product uses or other information that may not be consistent with product labeling.

2. Field Medical Representatives, Medical Science Liaisons, and Clinical Educators

The Company employs scientists, pharmacists, physicians and other healthcare professionals as MSL's and CE's. Their primary role is the communication of complex scientific and medical information to ensure the safe and appropriate use of IMUN products. Consistent with applicable policies, MSL's may be engaged as speakers in Company promotional programs.

MSL's and CE's, like all IMUN employees, must comply with the all regulatory requirements in the countries in which IMUN markets and sells its products. Any statements made about IMUN products must be consistent with the product labeling, except that, in order to meet the medical information needs of healthcare professionals, MSL's and CE's may respond to unsolicited requests for medical information and discuss information that is outside of the product labeling, as long as they state that the information is outside of the product labeling, answer only the specific request made, and do not expand the discussion. Information provided to healthcare professionals in response to their unsolicited requests must be accurate, complete, balanced, and documented in accordance with applicable procedures. Any materials MSL's and CE's use must have received internal approval according to IMUN policies and procedures.

3. Medical Information Requests

Consistent with guidance from regulators, the Company may respond to unsolicited requests for off-label or pre-approval information in a non-promotional manner. The Medical Information Department receives requests from healthcare professionals about IMUN products and related issues. This Department provides timely, accurate, and up-to-date medical information to support the appropriate use of IMUN products. To ensure that questions answered by the Medical Information Department are truly unsolicited and that responses are accurate, complete, and of scientific value, IMUN has policies and procedures governing the content and manner of responses to requests for off-label or pre-approval information.

4. Medical Congress Activities

Medical congresses are primarily a means to facilitate scientific exchange among healthcare professionals. All information provided to healthcare professionals by IMUN at medical congresses and all interactions with healthcare professionals must be consistent with product labeling, except in the context of congress presentations by scientific or medical personnel in which the Company is permitted to provide appropriate, high-quality scientific information about IMUN products or disease states. Any congress activities must be orderly and consistent with IMUN policies, applicable legal requirements, and industry standards.

IMUN employees must receive management approval prior to attending a medical congress. Activities at medical congresses are subject to all applicable IMUN policies and procedures governing interactions with healthcare professionals, including approved educational items, meals, standards governing conduct in exhibit booths, receptions, business meetings, and

handling or forwarding requests for off-label or pre-approval information.

Every aspect of IMUN promotional and medical exhibits at medical congresses, including design, location, appearance, and content, must receive required approval according to IMUN policies and procedures in advance. Decisions to make payment in connection with any medical congress must be made according to IMUN policies and procedures.

5. Externally Sponsored Research Studies

IMUN conducts research through Contract Research Organization. IMUN also may provide financial support and investigational drug product for high quality scientific research initiated and conducted by outside investigators (Collaborative Research or Investigator Initiated Trials).

Thus, for those studies in which IMUN is not considered the legal or regulatory "sponsor" under international clinical standards, the studies must meet high standards of scientific and clinical merit. Medical Affairs, Research & Development, and field medical employee interactions with healthcare professionals who seek support from IMUN for scientific research are subject to specific IMUN policies and procedures that limit such employee involvement in proposals for externally sponsored research trials to ensuring protection of patients and ensuring that the trial design is adequate to yield meaningful and valid scientific results.

6. Publication of Clinical Trial Results and Other Scientific Publications

IMUN is committed to communicating timely and accurate information about clinical trials that the Company initiates for its investigational compounds and marketed products, consistent with the IMUN publication plan for the product. IMUN has adopted the voluntary principles issued by P*h*RMA on the conduct of clinical trials and the communication of clinical trial results. Consistent with these principles, the Company will continue to report clinical trial results in an objective, accurate, balanced, and complete manner regardless of outcome.

The IMUN policy on publications and related procedural documents apply to publications about products that IMUN is involved with. Responsibility for such publications resides with IMUN. Any IMUN funding or involvement in a publication must be disclosed in the publication. IMUN scientific publications may not be influenced by commercial objectives, and reprints may only be distributed to healthcare professionals or others outside the Company following internal review and approval.

7. Charitable Donations and Other Corporate Giving

Charitable Giving includes both Charitable Donations and other Corporate Giving. Charitable Donations are donations made to charitable organizations in support of the general mission or activities of non-profit 501(c)(3) organizations.

D. Government Pricing and Contracting

Federal and state governments, international organizations, and NGO may be purchasers and payers of IMUN products. Government agencies (such as NAFDAC, National Counsel for AID, UNAID, PATH) may also be a direct purchaser of IMUN products. Since the agencies rely on IMUN pricing data to determine purchase prices, reimbursement rates, and rebates for IMUN products, the Company has an obligation to accurately report IMUN pricing information so that agencies and government will be appropriately used to support these programs.

All other IMUN employees and applicable Third Parties are responsible for safeguarding against actual or potential violations of the government pricing and reporting rules by only offering discounts, incentives, and payments for services approved by the Company as well as keeping accurate records. Only appropriate documentation of financial arrangements with customers will ensure that price reporting to the government is accurate. There can be no secret or "off-invoice" discounts, and no offers of goods or services in lieu of properly documented and disclosed discounts.

E. Other Standards

1. Privacy

The protection of patients' and others' privacy is an important goal of the Company. Individual patient's health information is very sensitive and IMUN's exmployees have obligations under federal and state law to protect the privacy of such information.

The Company pledges to protect and respect the personal information on employees, customers, patients, consumers, research subjects, shareholders, vendors, consultants and competitors to which IMUN has access. The Privacy Policy provides that IMUN must process personal data fairly and lawfully. The Company must inform and obtain consent, where required by law; protect personal information with adequate security measures; and must file with local public authorities, where required by law.

During the course of doing business, the Corporate Office may purchase and use physician prescription information from health information organizations. IMUN utilizes this information in accordance with all applicable state laws and the American Medical Association-Prescribing Data Restriction Program ("PDRP"). By enrolling in PDRP, physicians can prevent field personnel from accessing information about their prescribing practices. It is inappropriate to use prescriber-level prescription data to coerce, badger, or otherwise pressure a physician to prescribe a particular product.

2. Country and State Laws

Individual countries, governments, and states have adopted their own laws directed at the pharmaceutical industry. Some of these laws regulate prescription drug sales and

marketing practices. Others are focused on pricing aspects and some are directed at clinical trials. These laws may prohibit, or require reporting of, the provision of educational items, gifts or meals to healthcare professionals.

IMUN provides information regarding country or state-specific policies, compliance with any restrictions and reporting requirements in applicable states. Employees and third parties must comply with state law requirements.

3. Records Management

The Company's records are an important asset, and, accordingly, must be protected and maintained pursuant to established principles and applicable laws and regulations. IMUN establishes the purpose, requirements and expectations for managing records at IMUN. There are three essential components to the IMUN Records Management Program, as follows:

1) Records Retention Schedules
2) Records Retention Hold Notices (Legal Holds)
3) Disposal of Records

IX. QUESTIONS REGARDING THE CODE AND WAIVER PROCEDURES

You are encouraged to consult with the Management or Board of Directors or Legal Department about any uncertainty or questions you may have under the Code. If any situation should arise where a course of action would likely result in a violation of the Code (but for which you think that a valid reason exists), you should contact the Management, who will submit the request for waiver to the Board of Directors for consideration as to whether to grant such a waiver prior to the time the action is taken. No waivers will be granted after the fact for actions already taken. Except as noted below, the Board of Directors will review all the facts surrounding the proposed course of action and will determine whether a waiver from any policy in the Code should be granted.

It is IMUN's policy to grant waivers from the Code only in limited and compelling circumstances.

X PENTALTIES FOR VIOLATIONS OF THE CODE

Any employee or representative of the Company found to have violated any aspect of the Code shall face the following penalties imposed by the Company as well as any other consequences for violating applicable laws and regulations imposed by other authorities:

- First offense: The employee will receive a written notice from the Company informing the employee that he/she/it has been found to have violated the Code. Depending on the severity of the infraction, the written notice may be used as a warning or as a notification of suspension. The employee must provide a written response to the

Company confirming that he/she/it has understood the notice and promises not to violate the Code again.

- Second offense: The Company will deliver or cause to be delivered to the employee a notice informing the employee the he/she/it has been found to have violated the Code for a second time and, as such, has terminated its relationship with IMUN.

If an employee is terminated as a result of violating the Code, the employee will be found in material breach of his/her/its employment, consulting or agent agreement with the Company. As such, the employment, consulting or agent agreement and all terms therein shall become null and void as of the date the employee's termination.

Upon termination, the employee is ordered to promptly return all property and materials provided by or relating to the Company, its operations, services, and products to IMUN. If such property or materials cannot be returned, they are to be destroyed in a proper and generally accepted method and the employee must provide IMUN with written confirmation that all Company property and materials have been returned or sufficiently destroyed as to not be recoverable.

XI. FREQUENTLY ASKED QUESTIONS AND ANSWERS

The following questions and answers address your obligation to comply with the Code. IMUN has attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from the fear of retaliation for complying with the Code and/or reporting violations.

Q: How do I report violations or suspected violations of the Code?

A: If you know or learn of any breach of the Code, you are obligated to report violations to the Management, Board of Directors, or Legal Department.

Q: Do I have a duty to report violations under the Code?

A: Yes, participation in the Code and in its compliance program is mandatory. You must immediately report any suspected or actual violation of the Code to the Management, Board of Directors, or Legal Department. IMUN will keep reports confidential to the fullest extent required by applicable law. Failure to report suspected or actual violations is itself a violation of the Code and may subject you to disciplinary action, up to and including termination of employment or legal action.

Q: I'm afraid of being fired for raising questions or reporting violations under the Code. Will I be risking my job if I do?

A: The Code contains a clear non-retaliation policy, meaning that if you in good faith report a violation of the Code by IMUN or its agents to the Management, Board of Directors, or

Legal Department, IMUN will undertake to protect you from being fired, demoted, reprimanded, or otherwise harmed based on the reporting of the suspected violation, even if the violation involves you, your supervisor, or senior management of IMUN. You are entitled to make the report on a confidential and anonymous basis. To the extent any investigation is necessitated by a report, IMUN will endeavor to keep the proceedings and your identity confidential to the fullest extent permitted by applicable law and the surrounding circumstances.

In addition, if you report a suspected violation under the Code that you reasonably believe constitutes a violation of a federal statute by IMUN or its agents to a federal regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment based on the reporting of the suspected violation, regardless of whether the suspected violation involves you, your supervisor or senior management of IMUN.

Q: How are suspected violations investigated under the Code?

A: When you report a suspected violation, the Management, Board of Directors, or Legal Department will gather information about the allegation by interviewing you, the employee who is connected to the alleged violation, and/or any co-workers or others to determine if a factual basis for the allegation exists. Your immediate supervisor will not be involved in the investigation if the reported violation involved that supervisor. IMUN will keep your identity confidential to the fullest extent required by applicable law.

If the report is not substantiated, you will be informed and at that time will be asked for any additional information not previously communicated. If there is no additional information, the matter will close as unsubstantiated. If the allegation is substantiated, a recommendation on the degree of disciplinary action based on the degree of severity of the violation will be communicated to the appropriate member of management for discussion with the employee connected to the matter. In more severe cases, the Board of Directors will be involved in the disciplinary action decision. The Board's decision as to disciplinary and corrective action will be final.

The Management and/or Board of Directors shall provide a summary of all matters considered under the Code to the Executive Management Team at each regular meeting thereof, or sooner if warranted by the severity of the matter.

Q: Do I have to participate in any investigation under the Code?

A: Your full cooperation with any pending investigation under the Code is a condition of your continued relationship with IMUN. The refusal to cooperate fully with any investigation is a violation of the Code and grounds for discipline, up to and including termination.

Q: What are the consequences of violating the Code?

A: As explained above, employees that violate the Code may be subject to discipline, up to and including termination of employment. Employees that violate the Code may simultaneously violate federal, state, local or foreign laws or regulations, company policies or their employment, consulting, or agency agreement. Such employees may also be subject to prosecution, imprisonment and fines, and may be required to make reimbursement to IMUN, the government or any other person for losses resulting from the violation. They may be subject to punitive or treble damages depending on the severity of the violation and applicable law.

Q: What if I have questions under the Code or want to obtain a waiver under any provision of the Code?

A: The Management or Legal Department can help answer questions you may have regarding the Code. Particularly difficult questions will be answered with input from the Board of Directors as a whole. The Code provides information on how you may obtain a waiver from the Code, which will be granted only in very limited circumstances. You should never pursue a course of action that is unclear under the Code without first consulting the Management, Board of Directors and, if necessary, obtaining a waiver from the Code.

Q: Who is responsible for administering, updating and enforcing the Code?

A: The Management with the advice and support of the Board of Directors is responsible for administering, updating and enforcing the Code.

The Management and or Board of Directors have overall responsibility for overseeing the implementation of the Code. Specific responsibilities of the position are to:

- Develop the Code based on legal requirements, regulations and ethical considerations pertinent to IMUN's operations;
- Ensure that the Code is distributed to all employees and that all employees, consultants, agents, and third parties engaged by IMUN or its agents acknowledge the principles of the Code;
- Provide a reporting mechanism so that employees have a confidential and anonymous method of reporting suspected violations of the Code;
- Implement a training program around the Code;
- Audit and assess compliance with the Code;
- Serve as a point person for receiving reports of violations, asking questions under the Code, conducting investigations, with the assistance of counsel, of reported violations of the Code at or under the direction of the Executive Management Team and reporting such findings to the Executive Management Team; and
- Revise and update the Code as necessary to respond to detected violations and

changes in the laws, regulations and ethical guidelines pertinent to IMUN's operations.

I, ____, hereby acknowledge that I have read and understood all of the above terms and responsibilities. Further, I agree to abide by all the above terms and responsibilities so long as I am employed by the Company.

X. ____

Approved
August 2017